EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Robert P. Borchert
VP, Investor Relations
678.248.8194
rborchert@medassets.com

MedAssets Completes Acquisition of Accuro Healthcare Solutions

Acquisition Expands MedAssets’ Leadership Position in Revenue
Cycle Management for Hospitals and Health Systems

ATLANTA (June 3, 2008) – MedAssets, Inc. (NASDAQ: MDAS) today announced that it has completed the acquisition of Accuro Healthcare Solutions, Inc., creating a leading healthcare ASP-based technology and services provider. The acquisition expands the depth and breadth of MedAssets’ revenue cycle management solution suite, which focuses on helping hospitals and health systems achieve significant and sustainable cash flow and operating margin improvement.

The purchase price for the transaction was approximately $207 million in cash and 8.85 million shares of MedAssets common stock, plus an additional payment of $20 million in cash or shares of MedAssets common stock on the first anniversary of the transaction closing. MedAssets funded the cash portion of the transaction with cash on hand, a $50 million expansion of its term loan credit facility and borrowings under its existing revolving credit facility.

MedAssets’ comprehensive suite of revenue cycle management and spend management software and service solutions are delivered to a customer base now totaling more than 3,300 U.S. hospitals, including more than 2,000 revenue cycle management hospital facility customers. The combination of MedAssets and Accuro presents significant, strategic benefits for MedAssets’ customers and shareholders given the following:

•	a comprehensive, best-of-breed suite of revenue cycle management solutions from a single strategic provider with the knowledge and expertise to help solve meaningful revenue cycle and spend management issues;

•	a superior, quantifiable value proposition with products and services that deliver near-term financial return on investment for customers by driving increased cash flow from existing operations and improving revenue integrity, with minimal or no capital expenditures required by the customer;

•	a commitment to invest in the development, integration and introduction of innovative solutions that deliver increasing value to help improve the financial success of healthcare providers; and

•	an expanded customer footprint that offers additional opportunity to build long-term customer relationships and grow market share by leveraging MedAssets’ national sales and customer management organization and leadership position.

About MedAssets
MedAssets (NASDAQ: MDAS) partners with healthcare providers to improve their financial strength by implementing integrated spend management and revenue cycle solutions that help control cost, improve margins and cash flow, increase regulatory compliance, and optimize operational efficiency. MedAssets serves more than 125 health systems, 3,300 hospitals and 30,000 non-acute care healthcare providers. For more information, go to www.medassets.com.

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